Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our reports dated March 17, 2026, relating to the financial statements of Corporación Inmobiliaria Vesta, S.A.B. de C.V. and the effectiveness of Corporación Inmobiliaria Vesta, S.A.B. de C.V.'s internal control over financial reporting, appearing in the Annual Report on Form 20-F for the year ended December 31, 2025. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

Galaz, Yamazaki, Ruiz Urquiza, S.C.

Affiliate of a Member of Deloitte Touche Tohmatsu Limited

/s/ Galaz, Yamazaki, Ruiz Urquiza, S.C.

Mexico City, Mexico

May 6, 2026